Exhibit 99.1

Yahoo Announces Plan for Tax-Free Spin-Off of Remaining Stake in Alibaba Group

Transaction designed to maximize value of Yahoo’s Alibaba holdings exclusively for shareholders

SUNNYVALE, Calif.--(BUSINESS WIRE)--January 27, 2015--Yahoo! Inc. (NASDAQ:YHOO) today announced management has recommended and the Board of Directors has authorized a plan for a tax-free spin-off of the company’s remaining holdings in Alibaba Group (NYSE: BABA) into a newly formed independent registered investment company (“SpinCo”). The stock of the new company will be distributed pro rata to Yahoo shareholders, resulting in SpinCo becoming a separate publicly traded company.

Following the spin-off, Yahoo will continue to operate its core business and hold its 35.5% interest in Yahoo Japan. SpinCo will own all of Yahoo’s remaining 384 million shares of Alibaba, valued at $40 billion based on the closing price on January 26, 2015, as well as a legacy, ancillary Yahoo business. SpinCo will assume no debt in the transaction, and Yahoo will retain its cash.

“Today, along with our Board of Directors, I am proud and happy to announce a plan for a tax-free spin-off of our Alibaba holdings. Throughout my tenure with the company, we have worked tirelessly on a tax-efficient alternative that would maximize the value of our Alibaba investment for our shareholders. A tax-free spin off accomplishes this and delivers value directly and exclusively to our shareholders,” said Marissa Mayer, CEO of Yahoo. “Through share repurchases to date, we have returned approximately $9.7 billion of proceeds from Alibaba. Post-spin, using the closing price for Alibaba as of January 26, we will have returned nearly $50 billion dollars of value to our shareholders. This level of capital return is historic, especially for a company of our size. The plan announced today vividly demonstrates our commitment to being good stewards of capital and increasing shareholder value.”

“We have actively engaged experts in tax efficient structures over the past two years and have considered a variety of alternatives. We remain aligned with our shareholders and our plan is designed to achieve the most advantageous return of capital to Yahoo shareholders with the absolute highest probability of success,” said Ken Goldman, CFO of Yahoo. “The structure provides the investment community with clear visibility into the respective entities’ fundamentals, and also facilitates valuation transparency in SpinCo because Yahoo’s stake in Alibaba will constitute almost all of its value.”

Transaction Details

The composition of SpinCo’s independent board of directors and management team, and other details of the transaction, including the distribution ratio, will be announced prior to the closing of the transaction.

The completion of the transaction is expected to occur in the fourth quarter of 2015 after the expiration of our one-year lock-up agreement on the Alibaba shares entered into in connection with the IPO. The transaction is subject to certain conditions, including final approval by Yahoo's board of directors, receipt of a favorable ruling from the Internal Revenue Service with respect to certain aspects of the transaction and a legal opinion with respect to the tax-free treatment of the transaction, the effectiveness of an applicable registration statement with the Securities and Exchange Commission and compliance with the requirements under the Investment Company Act of 1940, and other customary conditions.

For this transaction, BofA Merrill Lynch, Goldman, Sachs & Co, and J.P. Morgan Securities LLC, are serving as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Yahoo! Inc.

Conference Call

Yahoo will discuss details of the planned spin-off during its regularly scheduled quarterly live stream that will be broadcast from Yahoo’s Sunnyvale studio and will be available exclusively on Yahoo Finance at http://finance.yahoo.com/. The video will be archived after the event at https://investor.yahoo.net and will be available for 90 days following the broadcast.

About Yahoo

Yahoo is a guide focused on making users’ daily habits inspiring and entertaining. By creating highly personalized experiences for our users, we keep people connected to what matters most to them, across devices and around the world. In turn, we create value for advertisers by connecting them with the audiences that build their businesses. Yahoo is headquartered in Sunnyvale, California, and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the company's blog (yahoo.tumblr.com).

Forward Looking Statements

This press release contains forward-looking statements concerning the proposed spin-off transaction, Yahoo's expected financial performance and Yahoo's strategic and operational plans (including, without limitation, the quotations from management). Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The risks and uncertainties with respect to the proposed spin-off transaction include risks and uncertainties relating to the satisfaction of the conditions to completion of the spin-off, the timing of the spin-off, the expected benefits of the spin-off to Yahoo and its shareholders and the future performance of SpinCo. There can be no assurance with respect to the timing of the spin-off or that it will be completed. Other potential risks and uncertainties include, among others, acceptance by users of new products and services (including, without limitation, products and services for mobile devices and alternative platforms); Yahoo's ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; risks associated with the Search Agreement with Microsoft Corporation; risks related to acquiring or developing compelling content; risks related to joint ventures and the integration of acquisitions; risks related to possible impairment of goodwill or other assets; risks related to fluctuations in foreign currency exchange rates; risks related to Yahoo’s regulatory environment; Yahoo’s ability to protect its intellectual property and the value of its brands; adverse results in litigation; security breaches; interruptions or delays in the provision of Yahoo’s services; risks related to Yahoo's international operations; risks related to the calculation of our key operational metrics; dependence on third parties for technology, services, content, and distribution; and general economic conditions. All information set forth in this press release and its attachments is as of January 27, 2015. Yahoo does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, as amended, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which are on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo’s Annual Report on Form 10-K for the year ended December 31, 2014, which will be filed with the SEC in the first quarter of 2015.

CONTACTS:
Yahoo! Inc.
Sarah Meron, 408-349-4040
media@yahoo-inc.com